Exhibit 99.1

                      Metromedia International Group, Inc.
              Reports Preliminary Magticom 2006 Financial Results

     CHARLOTTE, N.C.--(BUSINESS WIRE)--June 28, 2007--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: (PINK SHEETS: MTRM) - Common Stock, and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications businesses in the country of Georgia, today announces the release of preliminary financial results, for the fiscal years ended December 31, 2006 and December 31, 2005, for its principal core business, Magticom Limited ("Magticom"). Magticom is the leading mobile telephony operator in Tbilisi, Georgia and provides services throughout the country of Georgia. At present, the Company has a 50.1% economic interest in Magticom.

     This press release contains preliminary and unaudited US GAAP financial results for Magticom which are subject to adjustment until such time that the Company files its respective reports for the periods presented with the United States Securities and Exchange Commission ("SEC").

     Magticom highlights for the full-year 2006 vs. 2005:

     --   Revenues of $170.4 million vs. $145.4 million - improvement of 17%

     --   EBITDA (1) of $110.1 million vs. $98.4 million - improvement of 12%

     --   Monthly ARPU (a) of $13.08 vs. $14.58 - reduction of 10%

     -- $59.0 million capital and license expenditures vs. $27.5 million - increase of 115%

     Magticom markets mobile voice communication services to consumers and commercial users nationwide in the country of Georgia. Magticom currently provides these services via a wireless mobile telephony network operating under the GSM standard in the 900 MHz and 1800 MHz radio frequency spectrum ranges and, beginning in mid-2006, in the 2.1 GHz radio frequency spectrum for 3rd generation GSM communication services. Further description of Magticom and its business operations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on December 14, 2006, which also includes discussion of material events or other factors affecting Magticom and the Company subsequent to December 31, 2004. Subsequent to December 14, 2006, in March 2007 a third GSM mobile telephone service provider launched services in Georgia. This provider, an affiliate of the largest Russian mobile operator, Vimpelcom, is marketing services under the "Beeline" brand which has enjoyed considerable success in Russia. No published information is currently available as to the level of Beeline subscription in Georgia; but representatives of Vimplecom have publicly announced intention to invest substantially in further development of the Georgian market.


Magticom Preliminary and Unaudited US GAAP Financial Results - Fiscal
                          Year 2006 and 2005:
----------------------------------------------------------------------



  (In thousands, except percentages   Twelve Months    Percent Change
   and performance data)               December 31,     Twelve Months
                                   --------------------
                                       2006       2005  2006 to 2005
                                   ---------  ------------------------
Revenues
     Subscribers                   $128,021   $108,854           17.6%
     Inbound interconnection         37,507     32,409           15.7%
     Roaming & other                  4,857      4,117           18.0%
                                    --------   --------

Total revenues                      170,385    145,380           17.2%

Cost of services (exclusive of       41,728     33,904           23.1%
 depreciation and amortization) %
 of total revenues                     24.5%      23.3%            --

Selling, general & administrative
 expenses                            17,695     13,164           34.4%

Other income (expense), net            (841)        73             --
                                    --------   --------

EBITDA (1)                         $110,121   $ 98,385           11.9%
                                    ========   ========


Performance Data:
-----------------------------------

Average monthly revenue per average
 subscriber (a)                    $  13.08   $  14.58         (10.3)%

Average monthly minutes of use per
 average subscriber (b)               87.53      94.29          (7.2)%

Average subscribers (c)             815,792    621,958           31.2%

Total subscribers (d), as of:       918,124    713,459           28.7%

Personnel Headcount                     749        645           16.1%

(a) - Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

(b) - Average monthly minutes of use per subscriber is determined by dividing total minutes of subscriber-originated calls for the period by average subscribers during the period, and dividing that result by the number of months in the period.

(c) - Average subscribers for the period is determined as the sum of active subscribers at the beginning and at the end of the period divided by two. Magticom considers a subscriber to be "active" if that subscriber undertook any revenue generating activity within the prior 30 days.

(d) - Substantially all of Magticom's subscribers pre-pay for services via scratch-cards or deposits; that is, less than 2% of Magticom's subscribers pay for services on a post service utilization basis.

(1) - EBITDA is a financial measure that is not defined by U.S.
 generally accepted accounting principles ("US GAAP") and is intended to reflect earnings before interest, taxes, depreciation and amortization. For purposes of this presentation, the computation of EBITDA is calculated as: "Revenues", less "Cost of services", less "Selling, general and administrative expenses", plus "Other income (expense), net". Since the Company has not yet determined Magticom's preliminary US GAAP "depreciation and amortization" expense amount for fiscal years 2006 and 2005, the Company is not able to calculate Magticom's preliminary US GAAP "Operating income" for fiscal years
 2006 and 2005. EBITDA is a financial measure of operating performance commonly used in the telecommunications and media industries, but should not be construed as either an alternative to operating income or cash flow from operating activities determined in accordance with US GAAP.
----------------------------------------------------------------------


     The average exchange rate of the Georgian Lari, Magticom's functional currency, strengthened marginally (2.2%) against the U.S. Dollar during the full year of 2006 as compared to the full year of 2005.

     Revenues at Magticom increased by $25.0 million (17%) to $170.4 million for the year ended December 31, 2006 as compared to $145.4 million for the year ended December 31, 2005, due principally to continued expansion of Magticom's subscriber base. Magticom continued to discount retail usage pricing during 2006 through various promotional programs aimed at garnering new subscribers, limiting competitive losses and, to a lesser extent, stimulating usage. Competition for subscribers, both new subscribers and subscribers of other operators, has remained aggressive in 2007.

     Magticom is the market leader in Georgia, based on both revenues and number of subscribers. Magticom's total and average subscribers increased 29% and 31%, respectively, since December 31, 2005. Magticom anticipates further increases in its subscriber base as it continues to penetrate the market; however, the rate of new subscriber acquisition can be expected to decline as overall penetration of mobile telephony services in Georgia increases. Although the Georgian government does not publish mobile telephony penetration information, Magticom estimated year-end 2006 penetration to be in excess of 40% of the total population.

     Despite the significant increase in its subscriber base, average revenue per subscriber ("ARPU") decreased 10.3% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This corresponds to a 7.2% decrease in the average minutes of use per subscriber ("AMPU") for the same period. These results reflect, in part, the lower level of average spending by recently acquired subscribers, who on average posses more limited means than subscribers acquired earlier in Magticom's history. This is a common effect of penetration deeper into an established market and is experienced by mobile operations worldwide. 2006 ARPU decreases also reflect selective price discounts Magticom offered as a marketing measure to both gain subscribers and secure its subscriber base from competition. Magticom anticipates that ARPU and AMPU will continue to decline in future periods in the face of stiffening competition and as a consequence of continuing penetration of its services into lower affordability segments of the Georgian population.

     Inbound interconnection revenues are earned for termination of other telephone service providers' traffic on Magticom's telecommunications network. 2006 growth in the inbound interconnection revenue reflects increased traffic termination volumes consistent with the general expansion of Magticom's subscriber base and that of its competitors (i.e. more callers in the market will, in general, increase the volume of interconnection traffic). The effect of this traffic increase on inbound revenue was partially offset by a decrease in the per-minute traffic terminating fee charged by telephone service providers as mandated by the Georgian regulator. Interconnection rates are set by regulation and the Georgian regulator has announced an intention to reduce these rates over time as a means of promoting new market entrants.

     Roaming revenues reflect charges to Magticom subscribers originating calls using their Magticom-equipped mobile telephone in a territory not directly serviced by Magticom and charges to subscribers of a foreign operator originating calls utilizing the Magticom network while in Georgia. Year-over-year increases in roaming revenues reflect modest increases in Georgian travel abroad and tourist or commercial traffic into Georgia. Magticom and most other operators worldwide bill roaming subscribers at a significant premium over the rates charged for conventional domestic usage. This practice is now being aggressively challenged in several regulatory jurisdictions, especially in the European Union; and Magticom expects that premiums associated with roaming will erode, perhaps sharply, over future periods.

     Cost of services at Magticom increased by $7.8 million (23%) to $41.7 million in the year ended December 31, 2006 as compared to $33.9 million in the year ended December 31, 2005, due principally to increases in interconnection and base station expenses, which includes start-up costs associated with the deployment of the 3rd generation mobile communications network.

     Interconnection costs of service reflect the charges that Magticom incurs from other telephone service providers when terminating its subscriber traffic on those other providers' telecommunications networks. 2006 growth in these interconnection costs is consistent with the general expansion of Magticom's subscriber base and that of its competitors; partially offset by the aforementioned decrease in per-minute interconnection rates mandated by the Georgian regulator. Magticom (and its competitors) have adopted various retail pricing strategies which favor calling within Magticom's network over placing calls to subscribers of other telephone service providers. This practice of promoting "on-net" calling has proven to be effective in gaining and retaining subscribers; and will likely be continued in future periods.

     The increase in base station related costs of service reflects a rise in the repair and maintenance of Magticom's base stations and an upsurge in fuel and electricity rates throughout the country of Georgia. Furthermore, base station expenses grew as a result of Magticom's introduction of 3rd generation mobile communications technology within its network in mid-2006 and the training of its employees and technical support to maintain this technology. Magticom anticipates that the start-up expenses to support its new 3rd generation mobile communications technology will continue to be incurred over the next eighteen months.

     Cost of services as a percentage of revenue for the year ended December 31, 2006 worsened 5.2% as compared to the same period in 2005. Magticom anticipates that its cost of services as a percentage of revenues will increase during the next eighteen months, due to the aforementioned start-up costs associated with its 3rd generation mobile communications network deployment.

     Selling, general and administrative expenses increased $4.5 million (34%) to $17.7 million for the year ended December 31, 2006 as compared to $13.2 million for the year ended December 31, 2005. The increase is principally attributable to a $2.1 million increase in marketing expenses, and a $1.3 million increase in personnel costs.

     The $2.1 million increase in Magticom's marketing expenses reflects the necessity of an aggressive marketing strategy in an increasingly competitive business environment. Magticom has focused its 2006 advertising efforts on improving the performance of its "Magti" brand through the use of television commercials, print advertisements, marketing materials and sponsorship of various cultural events. Future increases in marketing expenses are anticipated as the Georgian mobile telephony market increases in competitiveness.

     The increase in personnel costs reflects an overall 17% increase in the average number of personnel for the fiscal year 2006 as compared to the fiscal year 2005 and annual wage increases provided to existing employees effective January 1, 2006. Such increases were partially offset by the absence of a performance bonus program in 2006, which accounted for $1.2 million of personnel costs during the fiscal year 2005. Magticom's increase in personnel is attributable to the necessary expansion of its administrative, sales and technical staff to support the continued growth of the business. Additional growth of personnel is expected in future periods as Magticom continues to expand its operations.

     Other expense increased $0.9 million from a $0.1 million net other income for the year ended December 31, 2005 to a $0.8 million net other expense for the year ended December 31, 2006. The increase is primarily due to a $0.5 million non-cash settlement received in fiscal year 2005 and a $0.4 million increase in foreign currency losses for the fiscal year 2006 as compared to the same period in 2005. The $0.5 million non-cash settlement reflects a credit voucher Magticom received as a result of a network outage incurred at the fault of one of Magticom's network equipment suppliers. Such settlement was a one time occurrence and should not be anticipated as a source of other income in future periods. The $0.4 million increase in foreign currency losses is the result of Magticom's recognition of a $0.9 million foreign currency loss in the twelve months ended December 31, 2006 as compared to a $0.5 million foreign currency loss in the twelve months ended December 31, 2005. When comparing the rate of currency exchange of the U.S. Dollar relative to the Georgian Lari at both December 31, 2006 as compared to December 31, 2005 and December 31, 2005 as compared to December 31, 2004, the Georgian Lari strengthened against the U.S. Dollar. Accordingly, since Magticom had a significantly larger amount of cash held in a U.S. Dollar denominated bank account during the twelve months ended December 31, 2006 as compared to the same period in 2005, Magticom recognized a larger loss from the foreign currency fluctuation of the weakening U.S. Dollar. It is difficult to predict the future of foreign currency exchange; however, the general trend in recent periods has shown that the U.S. Dollar is weakening against the Georgian Lari.

     Liquidity:

     MIG is a holding company. Accordingly, MIG does not generate cash flows from operations and is dependent on the earnings of its business ventures and the distribution or other payment of these earnings to meet its corporate cash outlay requirements. As of May 31, 2007, the Company's unrestricted corporate cash balance was approximately $11.6 million and Magticom's unrestricted cash balance, in various currencies, was approximately $7.6 million (at current exchange rates).

     During the past several fiscal years, the cash flows generated from Magticom's operations have been sufficient to enable Magticom to self-finance its capital expenditure requirements and to eliminate its outstanding financing obligations. Magticom expended approximately $59.0 million and $27.5 million in fiscal years 2006 and 2005, respectively, on capital expenditures, including cash funding attributable to radio frequency licenses. Magticom anticipates that it will expend approximately $40 million on capital expenditures in 2007, including cash funding attributable to radio frequency licenses.

     At present, Magticom does not have any outstanding debt obligations.

     External Sources of Liquidity

     MIG has a complicated equity capital structure. The Company has a legal obligation to its 7 1/4% Cumulative Convertible Preferred Stock ("Preferred Stock") with respect to their cumulative unpaid dividends in excess of $114 million, as of May 31, 2007, and the Preferred Stock is currently trading at a substantial discount to its per share liquidation value. These conditions limit the Company's ability to access the capital markets and are a significant deterrent for the Company to use its common stock as currency for business development or other purposes.

     During the past several years, the Company has relied upon cash receipts from the sale of certain of its non-core business ventures and, to a lesser extent, the repatriation of cash from business ventures, in the form of dividend distributions or the repayment of outstanding loans in order to meet its outstanding legal liabilities and obligations. Furthermore, the Company relied, in 2005, upon a loan from its business partner in the Magticom business venture to enable the Company to meet its business development initiatives. Since the Company has monetized its interest in all but four of its business ventures, the Company must rely on dividends from its business ventures, cash on hand or outside financing as the principal source of funding for further business development. A material portion of projected dividends will be required to meet future corporate cash outlay requirements. Remaining funds may be insufficient to substantially expand present businesses or acquire additional businesses. This could result in eventual erosion in the value of the Company's underlying businesses.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

     This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the timing of completing and filing with the SEC its outstanding Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, June 30 and September 30, 2005 and 2006 and March 31, 2007 and its outstanding Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2006. Various factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2004, and its most recently filed Form 8-K reports (dated January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005,
July 25, 2005, July 28, 2005, August 3, 2005, August 10, 2005, September 8,
2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March
17, 2006, May 11, 2006, May 18, 2006, June 26, 2006, July 14, 2006, August 8,
2006, August 15, 2006, August 22, 2006, September 27, 2006, October 2, 2006,
October 10, 2006, October 24, 2006, October 25, 2006, October 30, 2006, November 16, 2006, November 17, 2006, November 20, 2006, November 30, 2006, December 5,
2006, December 13, 2006, December 15, 2006, December 18, 2006, March 1, 2007,
April 26, 2007, May 1, 2007, May 25, 2007, May 30, 2007 and June 27, 2007). The
Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

     Please visit our website at www.metromedia-group.com.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, Executive Vice President Finance,
              Chief Financial Officer and Treasurer
              704-321-7383, or investorrelations@mmgroup.com